Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY REPORTS
SECOND QUARTER RESULTS AND ANNOUNCES
INCREASE TO SHARE REPURCHASE AUTHORIZATION
     (Reno, NV — April 19, 2007) — International Game Technology (NYSE: IGT) announced today operating results for the second quarter ended March 31, 2007. The Company also announced that its Board of Directors has increased the Company’s share repurchase authorization by 50.0 million shares, bringing the total current authorization to 53.1 million shares.
     For the three-month period ended March 31, 2007, net income totaled $128.2 million or $0.38 per diluted share versus $124.0 million or $0.35 per diluted share in the same quarter last year. The second quarter of the current year included an insurance settlement related to Gulf Coast property damage and business interruption and a net benefit from the sale of a corporate asset, which together totaled $13.5 million, after tax, or $0.04 per diluted share.
     For the six-month period ended March 31, 2007, net income totaled $249.2 million or $0.73 per diluted share compared to $244.6 million or $0.69 per diluted share in the prior year.
Second quarter financial highlights:
•	Record gaming operations revenues up 10% from the prior year quarter

•	Record gaming operations installed base of 54,800 machines

•	Record Adjusted EBITDA totaling $277.9 million

•	Year-to-date cash flow from operations of $366.5 million, up 79% from the prior year period
     “IGT’s gaming operations continue to thrive and expand, with an all-time high installed base of games driving another quarter of record financial results for the recurring revenue sector of our business,” said Chairman and CEO TJ Matthews. “Although the current macro-trends for domestic machine sales remain challenging, the strength and consistency of our gaming operations business and the steadily growing contributions from our international operations enhance IGT’s ability to generate strong operating cash flow and post record Adjusted EBITDA results.

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

With the increase in our share repurchase authorization announced today, we reaffirm our confidence and optimism in the long-term future of our company and plan to continue our stock buyback program as part of our ongoing strategy to return significant capital to our shareholders.”
Gaming Operations
     For the three-month period ended March 31, 2007, revenues and gross profit from gaming operations reached a record $341.1 million and $211.0 million, respectively, compared to $311.2 million and $183.9 million in the prior year quarter. Gross margins on gaming operations totaled 62% versus 59% in the prior year quarter. Margins in the current period were favorably impacted by reduced jackpot-related expense, as well as the property damage portion of the Gulf Coast insurance settlement of $5.0 million, before tax.
     For the six-month period ended March 31, 2007, revenues and gross profit totaled $666.0 million and $397.7 million, respectively, compared to $602.9 million and $349.4 million in the prior year period. Year-over-year improvement was attributed to the growth and enhanced performance of our installed base.
     The installed base of recurring revenue machines ended the quarter at a record 54,800 units, an increase of 10,400 units from the prior year quarter and 1,700 units from the immediately preceding quarter. Growth was primarily the result of incremental lease operations placements in Mexico, New York, Delaware and Rhode Island, and incremental casino operations placements in Oklahoma, California and Florida.

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

Product Sales

	Quarters Ended		Six Months Ended
	March 31		March 31
	2007	2006	2007	2006

Revenues (in millions)
North America	$180.6	$201.3	$388.0	$408.0
International	88.0	131.9	198.0	249.7

Total	$268.6	$333.2	$586.0	$657.7

Gross Margin
North America	55%	55%	55%	54%
International	52%	42%	49%	44%
Total	54%	50%	53%	51%

Units Shipped
North America	9,700	12,900	21,900	27,200
International	9,100	24,000	23,700	38,800

Total	18,800	36,900	45,600	66,000
     Second quarter worldwide product sales revenues and gross profits totaled $268.6 million and $145.5 million, respectively, compared to $333.2 million and $166.3 million in the prior year. Domestic machine sales declined from the prior year as a result of lower market replacement demand and the timing of expansion opportunities. International machine sales declined as a result of fewer shipments of low-payout machines, mostly due to the timing of sales in Japan. Non-machine revenues increased slightly to $89.8 million versus $88.5 million last year. Consolidated product sales gross margins were 54% compared to 50% in the prior year quarter, primarily due to the greater mix of higher margin non-machine sales and lower mix of international machine sales.
Operating Expenses and Other Income/Expense
     Operating expenses totaled $154.3 million for the quarter and $321.0 million for the six months ended March 31, 2007 compared to $157.5 million and $303.6 million in the prior year periods, respectively. Operating expenses in the current year were favorably impacted by $16.5 million, before tax, related to the business

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

interruption portion of the Gulf Coast insurance settlement and the net benefit from the sale of a corporate asset. Excluding these items, operating expenses increased primarily as a result of additional sales and administrative staffing costs in support of business growth initiatives, higher legal and compliance fees and a greater investment in research and development, partially offset by lower bad debt expense.
Cash Flows & Balance Sheet
     For the six months ended March 31, 2007, IGT generated $366.5 million in operating cash flow on net income of $249.2 million. Year-to-date capital expenditures totaled $181.9 million compared to $134.5 million in the prior year, with additional investments in the current year related to the construction of our Las Vegas campus and an asset addition.
     Working capital totaled $857.6 million at March 31, 2007 compared to $129.1 million at September 30, 2006. The change in working capital was mainly due to the refinancing of our convertible debentures in the current year that were classified as current liabilities at September 30, 2006.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $623.1 million at March 31, 2007 compared to $589.1 million at September 30, 2006. Debt totaled $1.1 billion at March 31, 2007 compared to $832.4 million at September 30, 2006.
Capital Deployment
     On March 5, 2007, our Board of Directors declared a quarterly cash dividend of $0.13 per share, which was paid on April 2, 2007 to shareholders of record on March 19, 2007.
     For the six months ended March 31, 2007, IGT repurchased 8.3 million shares of common stock for an aggregate cost of $362.7 million. The remaining authorization under the Company’s stock repurchase program, after taking into account the increase in the authorization described above, totaled 53.1 million shares at April 19, 2007 or approximately 16% of total shares outstanding as of

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

March 31, 2007. We anticipate that we will exhaust this share repurchase authorization within three years.
     As previously announced on March 29, 2007, IGT will host a conference call regarding its Second Quarter Fiscal Year 2007 earnings release on Thursday, April 19, 2007 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:
          Domestic callers dial 888-889-4951, passcode IGT
          International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and a 28.8 Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, April 27, 2007.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Daylight Time) on Thursday, April 19, 2007. This replay will run through Friday, April 27, 2007. The access numbers are as follows:
          Domestic callers dial 888-566-0571
          International callers dial 203-369-3067
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	IGT’s gaming operations continue to thrive and expand

•	Although the current macro-trends for domestic machine sales remain challenging, the strength and consistency of our gaming operations business and the steadily growing contributions from our international operations enhance IGT’s ability to generate strong operating cash flow and post record Adjusted EBITDA results

•	we reaffirm our confidence and optimism in the long-term future of our company and plan to continue our stock buyback program as part of our ongoing strategy to return significant capital to our shareholders

•	We anticipate that we will exhaust this share repurchase authorization within three years

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:
•	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines could limit or reduce our future profits and operating cash flows and our plan to make share repurchases.

•	Demand for our products could be adversely affected by changes in player and operator preferences.

•	Our business is vulnerable to changing economic conditions.

•	Our success in the competitive gaming industry depends in large part on our ability to develop and manage frequent introductions of innovative products.

•	Failure to attract, retain and motivate key employees may adversely affect our ability to compete.

•	We may be unable to protect our intellectual property.

•	We may be subject to claims of intellectual property infringement or invalidity.

•	Our gaming machines and online operations may experience losses due to fraudulent activities.

•	Our outstanding debt obligations subject us to additional risks.

•	The risks related to operations outside of traditional US law could negatively affect our results.
Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:	Patrick Cavanaugh, Executive Director of Investor Relations, +1-866-296-4232

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

(In millions, except per share amounts)

Revenues
Product sales	$268.6	$333.2	$586.0	$657.7
Gaming operations	341.1	311.2	666.0	602.9

Total revenues	609.7	644.4	1,252.0	1,260.6

Costs and operating expenses
Cost of product sales	123.1	166.9	275.2	325.0
Cost of gaming operations	130.1	127.3	268.3	253.5
Selling, general and administrative	87.2	93.1	185.5	177.7
Research and development	47.8	44.4	97.1	85.5
Depreciation and amortization	19.3	20.0	38.4	40.4

Total costs and operating expenses	407.5	451.7	864.5	882.1

Operating income	202.2	192.7	387.5	378.5

Other income (expense), net	2.3	5.3	6.7	7.9

Income before tax	204.5	198.0	394.2	386.4
Income tax provisions	76.3	74.0	145.0	141.8

Net income	$128.2	$124.0	$249.2	$244.6

Basic earnings per share	$0.38	$0.37	$0.75	$0.73
Diluted earnings per share	$0.38	$0.35	$0.73	$0.69

Weighted average shares outstanding
Basic	335.2	336.4	333.9	336.8
Diluted	340.2	361.9	342.4	362.3

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2007	2006

(In millions)

Assets
Current assets Cash and equivalents	$335.3	$294.6
Investment securities, at market value	197.0	191.7
Restricted cash and investments	90.8	102.8
Receivables, net	451.9	446.8
Inventories	158.5	162.1
Jackpot annuity investments	65.5	47.2
Other	154.7	130.5

Total current assets	1,453.7	1,375.7
Notes and contracts receivable, net	63.4	63.1
Property, plant and equipment, net	530.8	469.8
Jackpot annuity investments	447.1	340.2
Goodwill and intangibles, net	1,359.0	1,352.1
Other assets	332.6	301.8

Total assets	$4,186.6	$3,902.7

Liabilities and Stockholders’ Equity
Current liabilities Current maturities of notes payable	$—	$632.4
Accounts payable	118.9	115.5
Jackpot liabilities	181.6	170.0
Accrued income taxes	22.9	36.1
Dividends payable	43.7	43.4
Other accrued liabilities	229.0	249.2

Total current liabilities	596.1	1,246.6
Notes payable, net of current maturities	1,100.0	200.0
Non-current jackpot liabilities	478.2	376.7
Other liabilities	38.5	37.4

Total liabilities	2,212.8	1,860.7
Total stockholders’ equity	1,973.8	2,042.0

Total liabilities and stockholders’ equity	$4,186.6	$3,902.7

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2007	2006

(In millions)

Operations
Net income	$249.2	$244.6
Depreciation, amortization and other non-cash items	143.8	146.1
Changes in operating assets and liabilities:
Receivables	15.5	(62.8)
Inventories	0.7	2.5
Accounts payable and accrued liabilities	(22.3)	(29.3)
Jackpot liabilities	(15.3)	(19.3)
Income taxes	(21.3)	(31.3)
Prepaid and other assets	16.2	(45.7)

Cash from operations	366.5	204.8

Investing
Capital expenditures	(181.9)	(134.5)
Investment securities, net	7.1	52.9
Jackpot annuity investments, net	8.5	14.1
Changes in restricted cash	4.6	15.5
Investment in unconsolidated affiliates	—	(56.0)
Business acquisitions	(18.3)	(3.9)
Other investing activities	2.0	5.4

Cash from investing	(178.0)	(106.5)

Financing
Debt proceeds (repayments), net	248.7	(5.2)
Employee stock plans	54.8	75.1
Dividends paid	(87.2)	(84.3)
Share repurchases	(362.7)	(173.1)
Structured share repurchase plan	—	77.8

Cash from financing	(146.4)	(109.7)

Foreign exchange rates effect on cash	(1.4)	1.7

Net change in cash and equivalents	40.7	(9.7)
Beginning cash and equivalents	294.6	288.9

Ending cash and equivalents	$335.3	$279.2

International Game Technology Reports
Second Quarter Results and Announces
Increase to Share Repurchase Authorization

Unaudited Supplemental Data
(In millions, except per share amounts)

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Calculation of Earnings Per Share	2007	2006	2007	2006

(In millions, except per share amounts)
Net income	$128.2	$124.0	$249.2	$244.6
Interest expense on convertible debentures, net of tax	—	1.9	—	4.2

Diluted EPS Numerator	$128.2	$125.9	$249.2	$248.8

Basic weighted average common shares outstanding	335.2	336.4	333.9	336.8
Dilutive effect of stock awards	4.6	5.0	4.8	5.0
Dilutive effect of convertible debentures	0.4	20.5	3.7	20.5

Diluted EPS Denominator	340.2	361.9	342.4	362.3

Basic earnings per share	$0.38	$0.37	$0.75	$0.73
Diluted earnings per share	$0.38	$0.35	$0.73	$0.69

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of Net Income to Adjusted EBITDA	2007	2006	2007	2006

(In millions)
Net income	$128.2	$124.0	$249.2	$244.6
Income tax provisions	76.3	74.0	145.0	141.8
Other (income) expense, net	(2.3)	(5.3)	(6.7)	(7.9)
Depreciation and amortization	67.3	57.1	132.5	113.0
Share-based compensation	8.4	8.0	17.8	17.5

Adjusted EBITDA	$277.9	$257.8	$537.8	$509.0

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Six Months Ended
	March 31,
Calculation of Free Cash Flow	2007	2006

(In millions) Net cash from operations	$366.5	$204.8
Investment in property, plant and equipment	(77.2)	(27.0)
Investment in gaming operations equipment	(95.3)	(101.7)
Investment in intellectual property	(9.4)	(5.8)

Free Cash Flow before dividends	184.6	70.3
Dividends paid	(87.2)	(84.3)

Free Cash Flow	$97.4	$(14.0)

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.